Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 31, 2026, with respect to the consolidated financial statements of Nanobiotix S.A., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

KPMG S.A.	KPMG S.A.

s/ Cédric Adens	s/ Vaea Prior
Partner	Partner

Paris La Défense, France	Paris La Défense, France
June 8, 2026	June 8, 2026